Exhibit 3.1

Amendment to Amended and Restated Bylaws of Infinity Pharmaceuticals, Inc., effective February 22, 2023

The Amended and Restated Bylaws of Infinity Pharmaceuticals, Inc. be and hereby are amended by adding thereto a new Section 6 to Article IX thereof, as follows:

“Section 6. Forum Selection By-law.

(a)
Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or these By-laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This Section 6(a) does not apply to claims arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

(b)
Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933.

(c)
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 6.”

Adopted by the Board of Directors of Infinity Pharmaceuticals, Inc. on February 22, 2023.